Exhibit 99.1

CBD Media LLC Reports First Quarter 2004 Financial Results

CINCINNATI, OH – May 10, 2004 – CBD Media LLC (“CBD,” the “Company”) today reported results for its first quarter ended March 31, 2004.

Net revenue in the quarter was $21.7 million, up 2.8% from $21.1 million in 1Q03, and EBITDA was $12.7 million, flat with 1Q03. First quarter was the first reporting quarter that included the new revenue billing associated with all 2003 directories. An increase in EBITDA was minimized by commission increases associated with the 2003 published revenues, higher management fees, and G&A costs. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements.

Cash decreased in the quarter by $6.7 million versus a $0.7 million increase in the same quarter last year. Contributing to the decrease was cash outlays primarily associated with printing costs of the June 2004 directories. At March 31, 2004, CBD’s cash balance was $15.8 million with outstanding debt of $297.0 million. Cash flows provided by operating activities during the first quarter of 2004 were $5.5 million versus $8.7 million 1Q03.

FIRST QUARTER – OPERATING RESULTS

Net revenue increased $0.6 million, or 2.8%, to $21.7 million. Results for the quarter included the recognition of all 2003 directories, including the Greater Cincinnati edition. Sales adjustments were flat for the quarter at $0.9 million in comparison to the 1Q03. EBITDA remained at $12.7 million or flat compared with 1Q03. General and Administrative costs increased $0.5 million or 83.3% for the quarter to $1.1 million, and capital expenditures were zero for the quarter. The increase in General and Administrative costs was the result of the increased management fee relating to the June, 2003 recapitalization.

FIRST QUARTER – UNAUDITED SELECTED FINANCIAL INFORMATION

Unaudited selected financial information for the three months ended March 31, 2004 and 2003 are below.

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(Dollars in thousands)
Statement of Operations Data:
Net revenue	$21,748	$21,077
Cost of revenue	7,930	7,805
General and administrative expense	1,131	622
Depreciation and amortization	6,449	6,631

Total operating expenses	15,510	15,058

Operating income before interest	6,238	6,019
Interest expense, net	5,048	3,031

Net income	$1,190	$2,988

Other Financial Data:
EBITDA(1)	$12,687	$12,650
Capital expenditures	—	12
Cash flows provided by (used for):
Operating activities	5,511	8,654
Investing activities	—	(12)
Financing activities	(12,200)	(7,900)

Balance Sheet Data (at period end):
Cash and cash equivalents	$15,777	$33,955
Total assets	329,168	361,477
Total debt	297,000	202,100
Total member’s capital	16,747	147,482

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. The calculation of EBITDA is set forth below:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(Dollars in thousands)
Cash flows provided by operating activities	$5,511	$8,654
Cash interest expense	2,797	2,833
Changes in working capital accounts	4,379	1,163

EBITDA	$12,687	$12,650

ABOUT CBD MEDIA LLC

CBD Media LLC is the twelfth largest directory publisher in the United States based on 2002 revenues. The Company is the exclusive directory publisher for Cincinnati Bell branded yellow pages in the Cincinnati-Hamilton metropolitan area, which is the 23rd largest metropolitan area in the country. CBD Media was created on March 8, 2002, as the result of the purchase of fourteen yellow page directories for $343.4 million, by Spectrum Equity Investors, a private equity firm, from Broadwing, now renamed Cincinnati Bell.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, include, but are not limited to: national and local economic and business conditions that affect advertising expenditures by businesses and individuals as well as consumer trends in the usage of our principal product; our ability to maintain relationships with third-party service providers; the effect of competition in local telephone service on Cincinnati Bell Telephone and our relationships with that company; changes in taxes and government regulations that influence local phone service; our degree of leverage, which may affect our ability to obtain financing in the future; the reduction in our operating flexibility resulting from restrictive covenants in our debt agreements, including the risk of default that could occur; the effects of tax legislative action; the effect of any rating agency downgrades on the cost and availability of new debt financings; our relationship with our principal stockholders; and other risk factors discussed in our Registration Statement on Form S-4 (Registration No. 333-107783) and in other reports and documents we file with the Securities and Exchange Commission, or the Commission. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 3, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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